Exhibit 99.1

NewAge, Inc. Names Ed Brennan Interim Chief Executive Officer

SALT LAKE CITY, March 9, 2022 — NewAge, Inc. (Nasdaq: NBEV), a direct selling company with a primary focus on healthy products, today announced that Ed Brennan, Chair of NewAge’s Board of Directors, has been appointed interim Chief Executive Officer, effective immediately. Mr. Brennan succeeds Brent Willis following his resignation earlier this year.

Mr. Brennan has served as a member of NewAge’s Board since 2017 and as Chair since January 2022. He has also served in a number of executive positions, including Chairman and Chief Executive Officer of Duty Free Shoppers, a global luxury retailer, for more than two decades. As interim CEO, Mr. Brennan will leverage his years of experience in running a publicly traded company while working with NewAge’s leaders on strategy, financial platforms and developing additional systems to streamline processes and improve efficiencies. He will retain his Chair responsibilities while the Board continues its CEO search.

Mr. Brennan commented, “As the Chair of NewAge, and a shareholder, I have a deep commitment to the ongoing success of our company. I have been actively engaged with our talented bench of senior leadership, and am extremely impressed with their passion, entrepreneurial spirit and drive for success. During this transition period, we have reconfirmed our commitment to our heritage as a direct selling company, one we are proud of and will build to be among the best in our industry.”

About NewAge, Inc.

NewAge is a purpose-driven company dedicated to inspiring the planet to Live Healthy™. NewAge commercializes a portfolio of healthy products worldwide primarily through a direct selling route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at NewAgeGroup.com.

Contact:

Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com